Exhibit 16.1

June 11, 2010

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for PetroAlgae, Inc. (“the Company”).

We have read the Company’s disclosure set forth in item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated June 11, 2010, (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

Kingery & Crouse, P.A.

Certified Public Accountants

2801 WEST BUSCH BOULEVARD, SUITE 200, TAMPA, FLORIDA 33618

PHONE: 813.874.1280 ■ FAX: 813.874.1292 ■ WWW.TAMPACPA.COM